AeroVironment, Inc. Announces Fiscal 2010 Third Quarter Results

MONROVIA, CA, March 9, 2010 — AeroVironment, Inc. (AV) (NASDAQ: AVAV) today reported financial results for its third quarter ended January 30, 2010.

“In the third quarter, our team increased production of digital Raven systems and digital retrofit kits to satisfy customer demand, and made progress positioning our major development programs for eventual adoption,” said Tim Conver, AV chairman and chief executive officer. “The quarter produced 18% sequential growth over the second quarter, even though severe weather conditions limited acceptance testing of many Raven systems and the sales those systems would have generated. Continued weakness in the capital equipment markets for our EES products and delays in orders for Puma and Wasp unmanned aircraft systems also adversely impacted the quarter.”

“The Raven systems that were not shipped in the third quarter have already been shipped in the fourth quarter, contributing to what we expect to be record quarterly revenue for the company. However, because of the late signing of the 2010 Defense budget and extended government order processing time, most of the digital Raven purchase orders we expected to receive are still in the procurement process, and they are not likely to arrive in time to convert into fourth quarter revenue. We expect the delayed Raven orders to move into our fiscal 2011, providing us with a strong foundation for achieving growth next year. Our fundamental market position, customer relationships and long-term growth prospects remain strong, yet I acknowledge the impact of order timing on our short-term results,” Conver added.

Third Quarter Summary:

•	Revenue of $60.9 million

•	Operating margin of 14%

•	Earnings per diluted share of $0.30

FISCAL 2010 THIRD QUARTER RESULTS

Revenue for the third quarter of fiscal 2010 was $60.9 million, up 17% from third quarter fiscal 2009 revenue of $52.2 million. The increase in revenue was primarily due to higher sales in our Unmanned Aircraft Systems (UAS) segment of $11.7 million, partially offset by lower sales from our Efficient Energy Systems (EES) segment of $3.1 million.

Income from operations for the third quarter of fiscal 2010 was $8.5 million, up 107% from third quarter fiscal 2009 income from operations of $4.1 million. The increase in income from operations was primarily due to higher gross margin of $6.8 million, partially offset by higher selling, general and administrative (SG&A) expense of $1.9 million and higher research and development (R&D) expense of $0.5 million.

Net income for the third quarter of fiscal 2010 was $6.5 million, up 43% from third quarter fiscal 2009 net income of $4.5 million.

Earnings per diluted share for the third quarter of fiscal 2010 was $0.30, up 43% from third quarter fiscal 2009 earnings per diluted share of $0.21.

FISCAL 2010 YEAR-TO-DATE RESULTS

Revenue for the first nine months of fiscal 2010 was $150.2 million, down 12% from the first nine months of fiscal 2009 revenue of $171.6 million. The decrease in revenue resulted from lower sales in our UAS segment of $13.8 million and EES segment of $7.6 million.

Income from operations for the first nine months of fiscal 2010 was $6.4 million, down 73% from the first nine months of fiscal 2009 income from operations of $23.6 million. The decrease in income from operations was caused by lower gross margin of $8.4 million, higher SG&A expense of $6.9 million and higher R&D expense of $1.8 million.

Net income for the first nine months of fiscal 2010 was $5.1 million, down 72% from the first nine months of fiscal 2009 net income of $18.4 million.

Earnings per diluted share for the first nine months of fiscal 2010 was $0.23, down 73% from the first nine months of fiscal 2009 earnings per diluted share of $0.84.

BACKLOG

As of January 30, 2010, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $98.7 million compared to $114.8 million as of April 30, 2009.

FISCAL 2010 — OUTLOOK FOR THE FULL YEAR

For fiscal year 2010, the Company expects revenue of approximately $245 million plus or minus $5 million, and operating income margin of 9% to 11%. The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, March 9, 2010, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Stephen C. Wright, chief financial officer, and Steven A. Gitlin, director of investor relations, will host the call.

4:30 PM ET
3:30 PM CT
2:30 PM MT
1:30 PM PT

Investors may dial into the call at (877) 718-5092 (U.S.) or (719) 325-4595 (international) five to ten minutes prior to the start time to allow for registration.

Investors with access to the Internet may access the conference call live over the Internet at the Investor Relations section of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow fifteen minutes prior to the call to download and install any necessary audio software. An audio replay of the event will be archived on the Investor Relations page of the company's web site, at http://investor.avinc.com.

A digital replay of the call will be available on Tuesday, March 9, at approximately 4:30 p.m. Pacific Time through Tuesday, March 16, at 9:00 p.m. Pacific Time. Dial (888) 203-1112 and enter the passcode 6035476. International callers should dial (719) 457-0820 and enter the same passcode number to access the digital replay.

ABOUT AEROVIRONMENT, INC. (AV)

Building on a history of technological innovation, AV designs, develops, produces and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems. Agencies of the U.S. Department of Defense and allied military services use the company's battery-powered, hand-launched UAS to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and target acquisition. AV's clean transportation solutions include power cycling and test systems and industrial electric vehicle charging systems for commercial and institutional customers, as well as EV home chargers and EV fast chargers for consumers. More information about AV is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.
Consolidated Statements of Income (Unaudited)
(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009

Revenue:
Product sales	$25,353	$30,160	$52,716	$92,746
Contract services	35,508	22,065	97,452	78,871
	60,861	52,225	150,168	171,617
Cost of sales:
Product sales	15,156	18,682	31,796	55,485
Contract services	22,224	16,866	64,527	53,885
	37,380	35,548	96,323	109,370
Gross margin	23,481	16,677	53,845	62,247
Selling, general and administrative	9,833	7,950	30,828	23,900
Research and development	5,167	4,625	16,616	14,781
Income from operations	8,481	4,102	6,401	23,566
Other income:
Interest income	38	197	147	1,107
Income before income taxes	8,519	4,299	6,548	24,673
Provision (benefit) for income taxes	2,004	(242)	1,404	6,264
Net income	$6,515	$4,541	$5,144	$18,409
Earnings per share data:
Basic	$0.30	$0.21	$0.24	$0.88
Diluted	$0.30	$0.21	$0.23	$0.84
Weighted average shares outstanding:
Basic	21,394,204	21,147,902	21,352,838	20,937,284
Diluted	21,991,067	22,030,603	21,952,140	21,940,482

AeroVironment, Inc.
Selected Consolidated Balance Sheet Information
(In thousands except share data)

	January 30, 2010	April 30, 2009
	(Unaudited)
Cash and cash equivalents	$52,843	$116,501
Investments	73,654	28,679
Accounts receivable, net	40,860	42,551
Unbilled receivables and retentions	19,319	20,070
Inventories, net	29,713	11,602
Total assets	253,295	253,181
Stockholders’ equity	216,283	207,427
Shares issued and outstanding	21,649,826	21,470,481

Reportable Segment Results are as Follows (Unaudited):
(In thousands)

	Three Months Ended		Nine Months Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009
Revenue:
UAS	$55,089	$43,394	$132,089	$145,926
EES	5,772	8,831	18,079	25,691
Total	60,861	52,225	150,168	171,617
Gross margin:
UAS	21,125	13,461	45,926	50,050
EES	2,356	3,216	7,919	12,197
Total	23,481	16,677	53,845	62,247
Selling, general and administrative	9,833	7,950	30,828	23,900
Research and development	5,167	4,625	16,616	14,781
Income from operations	8,481	4,102	6,401	23,566
Interest income	38	197	147	1,107
Income before income taxes	$8,519	$4,299	$6,548	$24,673

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Contact:
AeroVironment, Inc.
Steven Gitlin
+1 (626) 357-9983
ir@avinc.com